   AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made this 22nd day of November, 2006, by and among MVP Network, Inc., a Nevada corporation (“MVP”), MVP Merger Corp., a Nevada corporation (“Merger Co.”); and MVP Network Online Games, Inc., a Nevada corporation (“Online Games”); based on the following:
RECITALS

The parties desire to enter into this agreement to set forth the terms and conditions of the corporate reorganization (the “Merger”) pursuant to which Merger Co. will be merged with and into Online Games, with Online Games being the surviving entity, and the issued and outstanding shares of capital stock of Online Games will be converted into shares of MVP common stock. The Merger of Merger Co. with and into Online Games and the issuance of MVP common stock are for the purpose of effecting a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). This supersedes and replaces any prior Agreement and Plan of Reorganization entered into by the parties.
AGREEMENT

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:
ARTICLE I
MERGER

1.01 The Merger. Merger Co. will be merged with and into Online Games, and Online Games shall survive the Merger as the surviving corporation (the “Surviving Corporation”). The issued and outstanding shares of Online Games (the “Online Games Shares”) shall be converted into post-split shares of MVP common stock, par value $0.05 per share, after giving effect to the forward stock split described in Section 4.01 (the “MVP Shares”), as follows:

(a) Each Online Games Share outstanding on the Effective Date of the merger shall be converted into four (4) MVP Shares (the “Exchange Ratio”) for an aggregate of three hundred eighty million five hundred seventy four thousand five hundred forty four (380,574,544) MVP Shares being issued collectively to the Online Games shareholders on the effective date of the Merger; except that, holders of any “Dissenting Shares” of Online Games shall receive payment from Online Games, upon the completion of the Merger, in accordance with the provisions of the Nevada Revised Statutes (the “Nevada Statutes”). Dissenting Shares means any shares of Online Games common stock for which the holder thereof has exercised his or her appraisal rights under the Nevada Statutes, and a holder of Dissenting Shares shall be referred to herein as a “Dissenting Shareholder”.

(b) MVP shall not issue any fractional shares or interests in connection with the Merger. If any holder of Online Games Shares would otherwise be entitled to a fractional share upon exchange thereof, MVP shall round up the number of MVP Shares to be issued to such holder to the nearest whole share.

(c) After the Effective Date of the Merger (as such term is defined in Section 1.08), each holder of Online Games Shares shall, upon the surrender of the certificates representing Online Games Shares to the registrar and transfer agent of MVP, be entitled to receive a certificate or certificates evidencing shares of the MVP Common Stock as provided herein. On the Effective Date of the Merger, all Online Games Shares shall be canceled and all rights in respect thereof shall cease.

(d) Each share of common stock of Merger Co. issued and outstanding on the Effective Date, and all rights in respect thereof, shall, without any action on the part of MVP or Merger Co., forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.02 Adjustments to Exchange Ratio. For all relevant purposes of the Merger of Online Games into Merger Co., the number of shares of MVP Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split (other than the proposed forward stock split described in Section 4.01), stock dividend, reverse stock split, recapitalization, or similar change in the MVP Common Stock which may occur (with the prior written consent of Online Games) between the date of the execution of this Agreement and the date of delivery of such shares to provide the holders of Online Games Shares the same economic effect as contemplated by this Agreement prior to such event.

1.03 Manner and Basis of Converting Stock. The manner and basis of converting the shares of common stock of Online Games and Merger Co., by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.03.

(a) Subject to the terms and conditions of this Agreement, each Online Games Share issued and outstanding immediately prior to the Effective DateExcluded Shares, and all rights in respect thereof, shall at the Effective Date, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive four (4) post-split MVP Shares. In other words, for each one (1) share of Online Games common stock, MVP shall issue four (4) post-split MVP Shares for an exchange ratio of 1-to-4 (the “Exchange Ratio”).

(b) Except as otherwise provided herein, commencing immediately after the Effective Date, each certificate which, immediately prior to the Effective Date, represented issued and outstanding Online Games Shares shall evidence the right to receive MVP Shares on the basis set forth in paragraph (a) above. Upon the surrender by the holders of Online Games Shares to the transfer agent and registrar of MVP of the stock certificate or certificates of Online Games endorsed in blank or accompanied by stock powers executed in blank, and with all necessary transfer taxes and other revenue stamps affixed and acquired, together with the investment representation letter and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the Online Games Shares shall be entitled to receive a certificate or certificates representing the number of whole MVP Shares to which they are entitled.

1.04 Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by MVP and Online Games prior to the Closing, at the Effective Date:

(a) The Articles of Incorporation of Online Games (the “Articles of Incorporation”) Certificate of Incorporation! as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law and by such Articles of Incorporation) the articles of incorporation of the Surviving Corporation.

(b) The Bylaws of Online Games as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

(c) The officers of Online Games immediately prior to the Effective Date shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal; and

(d) The directors of Online Games immediately prior to the Effective Date shall be the directors of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal.

1.05 Subsequent Actions. If, at any time after the Effective Date, the Surviving CorporationSurviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

1.06 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on February 28, 2006, or as soon thereafter as reasonably practicable, or on such other date as may be mutually agreed to in writing by the parties (the “Closing Date”). The Agreement may be closed at any time following approval by a majority of the shareholders of MVP Common Stock as set forth in Section 4.02 hereof and the Online Games Shareholders as set forth in Section 5.01 hereof, and the successful registration of MVP Shares to be issued to the Online Games Shareholders in the Merger. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.07 Closing Events.

(a) MVP Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, MVP shall deliver to Online Games at Closing all the following:

(i) A certificate of good standing from the secretary of State of Nevada, issued as of a date within thirty days prior to the Closing Date, certifying that MVP is in good standing as a corporation in the State of Nevada;

(ii) Incumbency and specimen signature certificates dated as of the Closing Date with respect to the officers of MVP executing this Agreement and any other document delivered pursuant hereto on behalf of MVP;

(iii) Copies of the resolutions of MVP’s board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of MVP as of the Closing Date;

(iv) The certificates contemplated by Section 4.04, duly executed by the chief executive officer or president of MVP;

(v) The certificates contemplated by Section 4.05, dated the Closing Date, signed by the chief executive officer or president of MVP; and

(vi) Stock certificates representing three hundred eighty million five hundred seventy four thousand five hundred forty four (380,574,544) post-split MVP Shares (less any MVP Shares not issued to Dissenting Shareholders) in the names of the persons holding shares of Online Games common stock (the “Online Games Shareholders”) at the Effective Date of the Merger (as defined in Section 1.08).

In addition to the above deliveries, MVP shall take all steps and actions as Online Games and the Online Games Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b) Online Games Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, Online Games shall deliver to MVP at Closing all the following:

(i) A certificate of good standing from the secretary of State of Nevada, issued as of a date within thirty days prior to the Closing Date certifying that Online Games is in good standing as a corporation in the State of Nevada;

(ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Online Games executing this Agreement and any other document delivered pursuant hereto on behalf of Online Games;

(iii) Copies of the resolutions of Online Games’ board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Online Games as of the Closing Date;

(iv) The certificates contemplated by Section 5.02, executed by the chief executive officer or president of Online Games; and

(v) The certificates contemplated by Section 5.03, dated the Closing Date, signed by the chief executive officer or president of Online Games.

In addition to the above deliveries, Online Games shall take all steps and actions as MVP may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

               1.08 Effective Date. As soon as practicable following consummation of the transactions contemplated hereby on the Closing Date, Articles of Merger setting forth such matters as required by the provisions of the corporate statutes of the State of Nevada to complete the merger of Online Games and Merger Co. shall be filed with the Secretary of State of Nevada. The “Effective Date” of the Merger shall be the date the filing of such Articles of Merger shall become effective.

1.09 Effect of Merger. On the Effective Date of the Merger, Online Games and Merger Co. shall cease to exist separately, and Merger Co. shall be merged with and into Online Games, the Surviving Corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the State of Nevada. Online Games, as the Surviving Corporation, shall possess all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, of a private as well as of a public nature, and be subject to all the restrictions, obligations, and duties of each of Online Games and Merger Co.; all property, real, personal, and mixed, and all debts due to either Online Games or Merger Co. on whatever account, and all other things belonging to each of Online Games and Merger Co. shall be vested in Online Games, all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Online Games as they were of Online Games and Merger Co.; the title to any real estate, whether vested by deed or otherwise, in either Online Games or Merger Co. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens on any property of either Online Games or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Online Games and Merger Co. shall thenceforth attach to Online Games and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by Online Games.

1.10 Termination

(a) This Agreement may be terminated by the board of directors of either MVP or Online Games at any time prior to the Closing Date if:

(i) There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(ii) Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; or

(iii) Online Games Shareholders who collectively hold more than three percent (3.0%) of all issued and outstanding shares of Online Games common stock perfect their dissenter rights under the Nevada Statutes and demand to be paid for their Dissenting Shares.

In the event of termination pursuant to this paragraph (a) of Section 1.10, and except as provided for in Section 1.10(a)(iii), no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

(b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of MVP if (i) less than 50% of the shareholders of Online Games vote in favor of this Agreement and the transactions contemplated hereby, (ii) Online Games shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Online Games contained herein shall be inaccurate in any material respect, (iii) there has been any material adverse change in the business or financial condition of Online Games, or (iv) shareholders of Online Games owning more than five percent (5.0%). of the issued and outstanding shares of Online Games capital stock perfect their dissenter’s rights with respect to the approval of this Agreement and the transactions contemplated hereby. In the event of termination pursuant to this paragraph (b) of this Section 1.10, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

(c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Online Games if (i) less than 50% of the Shareholders of MVP vote in favor of this Agreement and the transactions contemplated hereby, (ii) MVP shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of MVP contained herein shall be inaccurate in any material respect, or (iii) there has been any adverse change in the business or financial condition of MVP. In the event of termination pursuant to this paragraph (c) of this Section 1.10, no obligation, right, remedy, or liability shall arise hereunder. All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MVP

As an inducement to, and to obtain the reliance of Online Games, MVP and Merger Co. represent and warrant as follows:

2.01	Organization.

(a) MVP is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of MVP’s articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

(b) Merger Co. is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Merger Co.’s articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

2.02 Approval of Agreement. MVP and Merger Co. have full power, authority, and legal right and have taken, or will take, all action required by law, their articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of MVP and Merger Co. have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the MVP shareholders and compliance with state and federal corporate and securities laws.

2.03 Capitalization. The authorized capitalization of MVP consists of 50,000,000 shares of common stock, $0.05 par value, of which approximately 25,539,267 shares are issued and outstanding as of November 22, 2006, and 150,000 shares of preferred stock, $1.00 par value, of which 0 shares are issued and outstanding as of November 22, 2006. The authorized capitalization of Merger Co. consists of 50,000 shares, $0.001 par value, of which 100 shares are issued and outstanding as of November 22, 2006. All issued and outstanding shares of MVP and Merger Co. are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person and have been issued in compliance with all applicable federal and state securities laws. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of MVP or Merger Co.

2.04. SEC Reports; Financial Statements.

(a) MVP has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC during the past three (3) years, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the “MVP SEC ReportsAbacus SEC Reports”), and, with respect to the MVP SEC Reports filed by MVP after the date hereof and prior to the Closing Date, will deliver or make available, to Online Games all of its MVP SEC Reports in the form filed with the SEC. The MVP SEC Reports (i) were (and any MVP SEC Reports filed after the date hereof will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any MVP SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Closing Date, MVP shall be current in the filing of the MVP SEC Reports.

(b) Included in Schedule 2.04 are (i) the audited balance sheets of MVP as of December 31, 2005, 2004 and 2003 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal years ended December 31, 2005, 2004 and 2003 including the notes thereto, and the accompanying report of Madsen & Associates, CPA’s, Inc., independent certified public accountants; and (ii) the unaudited balance sheet of MVP as of September 30, 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the nine months ended September 30, 2006, together with the notes thereto and representations by the principal accounting and financial officer of MVP to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated and such financial statements shall not reflect any material changes since December 31, 2005.

(c) The financial statements of MVP delivered pursuant to Section 2.04(b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The MVP financial statements present fairly, in all material respects, as of their respective dates, the financial position of MVP. MVP did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein presently fairly the assets of MVP, in accordance with generally accepted accounting principles. The statements of revenues and expenses and cash flows present fairly the financial position and result of operations of MVP as of their respective dates and for the respective periods covered thereby.

(d) MVP has filed or will file as the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respects. MVP has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of MVP, except to the extent reflected on such balance sheet and adequately provided for which are not yet due and payable, and all such dates and years and periods prior thereto and for which MVP may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. MVP has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have an adverse affect on MVP, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of MVP.

(e) The books and records, financial and otherwise, of MVP and Merger Co. are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of MVP and Merger Co., and MVP and Merger Co. have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

               2.05 Outstanding Warrants and Options. Except as set forth in schedule 2.05, MVP and Merger Co. have no existing warrants, options, calls, or commitments of any nature relating to the authorized and unissued shares of MVP or Merger Co. capital stock.

2.06 Information. The information concerning MVP and Merger Co. set forth in this Agreement and the schedules delivered by MVP pursuant hereto complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. MVP and Merger Co. shall cause the schedules delivered by them pursuant hereto and the instruments delivered to Online Games hereunder to be updated after the date hereof up to and including the Closing Date.

2.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the schedules hereto, since the date of the most recent MVP balance sheet described in Section 2.04 and included in the information referred to in Section 2.06:

(a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of MVP or (ii) any damage, destruction, or loss to MVP (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of MVP;

(b) MVP has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of MVP; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) MVP has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof except as set forth in Schedule 2.05; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent MVP balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, canceled, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of MVP; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) MVP has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of MVP.

2.08 Title and Related Matters. Except as provided herein or disclosed in the MVP balance sheet and the notes thereto, MVP has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or un-patented, and assets, which are reflected in the most recent MVP balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of MVP, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of MVP as now being conducted or as contemplated. Schedule 2.08 contains a description of all intellectual property owned or licensed by MVP.

2.09 Litigation and Proceedings. Except as set forth in Schedule 2.09, there are no actions, suits, or administrative or other proceedings pending or, threatened by or against MVP or adversely affecting MVP or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

              2.10 Compliance With Laws and Regulations. MVP has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not adversely affect the business, operations, properties, assets, or condition of MVP or (ii) could not result in the occurrence of any liability for MVP. The consummation of this transaction will comply, in all material respects, with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.11 Contracts. Except as included or described in Schedule 2.11:

(a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which MVP is a party by which it or any of the properties of MVP are bound;

(b) All contracts, agreements, franchises, license agreements, and other commitments to which MVP is a party or by which its properties are bound and which are material to the operations or financial condition of MVP are valid and enforceable by MVP in all material respects;

(c) MVP is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as MVP can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of MVP; and

(d) MVP is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which MVP is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of MVP or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

2.12 Material Contract Defaults. MVP is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of MVP, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which MVP has not taken adequate steps to prevent such a default from occurring.

2.13 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which MVP is a party or to which any of its properties or operations are subject.

2.14 Subsidiaries. MVP does not own, beneficially or of record, any equity securities in any other entity except for Merger Co., which is a wholly owned subsidiary formed for the sole purpose of completing the transactions set forth herein.

2.15 Employee Relations. MVP has complied in respect of its business in all material respects with all applicable laws, rules, and regulations, specifically title VII of the Civil Rights Act of 1963 and the Fair Labor Standard Act of 1938, that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. MVP believes that its relationship with its employees is satisfactory. Schedule 2.15 includes the names and positions of all MVP employees and their salaries as well as whether they have employment contracts.

2.16 Environmental, Health and Safety Matters. MVP has not received any written notice, report or other information regarding any actual or alleged violation of environmental, health, and/or safety laws, rules or regulations, or any liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to MVP or its past or present operations. To the best of MVP’s knowledge, MVP has no such liabilities.

2.17 MVP Debts. The unaudited balance sheet of MVP prepared as of September 30, 2006, and delivered to Online Games as part of Schedule 2.04 correctly states the total amount of liabilities of MVP as of that date. It is anticipated that MVP will incur additional liabilities after September 30, 2006 in the ordinary course of business and in connection with the Merger. It is anticipated that at the Effective Date of the Merger, the total amount of all MVP liabilities shall not exceed $20,000.

2.18 MVP Schedules. MVP has delivered to Online Games the following schedules, which are collectively referred to as the “MVP Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of MVP as complete, true, and accurate:

(a) A schedule including copies of the articles of incorporation and bylaws of MVP in effect as of the date of this Agreement;

(b) A schedule containing copies of resolutions adopted by the board of directors of MVP approving this Agreement and the transactions herein contemplated;

(c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of MVP since the most recent MVP balance sheet, required to be provided pursuant to Section 2.04 hereof;

(d) A schedule setting forth the financial statements required pursuant to Section 2.04(a) hereof; and

(e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the MVP Schedules by Sections 2.01 through 2.18.

MVP shall cause the MVP Schedules and the instruments delivered to Online Games hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated MVP Schedules, certified in the same manner as the original MVP Schedules, shall be delivered prior to and as a condition precedent to the obligation of Online Games to close.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ONLINE GAMES

As an inducement to, and to obtain the reliance of, MVP and Merger Co., Online Games represents and warrants as follows:

3.01 Organization. Online Games is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Online Games’ articles of organization or operating agreement, or other material agreement to which it is a party or by which it is bound.

3.02 Approval of Agreement. Online Games has full power, authority, and legal right and has taken, or will take, all action required by law and its articles of organization, by-laws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Online Games have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Online Games Shareholders and compliance with state and federal corporate and securities laws.

3.03 Capitalization. The authorized capitalization of Online Games consists of 100,000,000 shares of common stock, $0.001 par value, of which 95,143,636 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Online Games are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person and have been issued in compliance with all applicable federal and state securities laws. There are no dividends or other amounts due or payable with respect to any of the shares of Online Games.

3.04 Financial Statements.

(a) Included in Schedule 3.04 are (i) the audited balance sheets of Online Games as of December 31, 2005, 2004, and 2003 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal years ended December 31, 2005, 2004 and 2003, including the notes thereto, and the accompanying report of Madsen & Associates, CPA’s, Inc., independent certified public accountants, and (ii) the unaudited balance sheet of Online Games as of September 30, 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the nine months ended September 30, 2006, together with the notes thereto and representations by the principal accounting and financial officer of Online Games to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated and such financial statements shall not reflect any material changes since December 31, 2005.

(b) The financial statements of Online Games delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Online Games financial statements present fairly in all material aspects, as of their respective dates, the financial position of Online Games. Online Games did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Online Games, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Online Games as of their respective dates and for the respective periods covered thereby.

(c) Online Games has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respects. Online Games has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of Online Games, except to the extent reflected on such balance sheet and adequately provided for which are not yet due and payable, and all such dates and years and periods prior thereto and for which Online Games may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. Proper and accurate amounts of taxes have been withheld by or on behalf of Online Games with respect to all material compensation paid to employees of Online Games for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws. To Online Games’ best knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. Online Games has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Online Games, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no tax liens upon any of the assets of Online Games. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Online Games.

(d) The books and records, financial and otherwise, of Online Games are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Online Games. Online Games has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.05 Outstanding Warrants and Options. Except as set forth on schedule 3.05, Online Games has no outstanding options, warrants or calls of any nature relating to the authorized and unissued shares of Online Games capital stock.

3.06 Information. The information concerning Online Games set forth in this Agreement and in the schedules delivered by Online Games pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Online Games shall cause the schedules delivered by Online Games pursuant hereto to MVP hereunder to be updated after the date hereof up to and including the Closing Date.

                  3.07 Absence of Certain Changes or Events. Except as set forth in schedule 3.07 hereto, since the date of the most recent Online Games balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Online Games or (ii) any damage, destruction, or loss to Online Games (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Online Games.

(b) Online Games has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Online Games; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c) Online Games has not (i) granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof, except as set forth in Schedule 3.05; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Online Games balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or cancelled or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Online Games; or (vi) issued, delivered, or agreed to issue or deliver any Shares, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares); and

(d) Online Games has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Online Games.

3.08 Title and Related Matters. Except as provided herein or disclosed in the Online Games balance sheet and the notes thereto, Online Games has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or un-patented, and assets, which are reflected in the most recent Online Games balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Online Games, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Online Games as now being conducted or as contemplated. Schedule 3.08 contains a description of all intellectual property owned or licensed by Online Games.

3.09 Litigation and Proceedings. Except as set forth in Schedule 3.09, there are no actions, suits, or administrative or other proceedings pending or, threatened by or against Online Games or adversely affecting Online Games or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10 Compliance With Laws and Regulations. Online Games has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not adversely affect the business, operations, properties, assets, or condition of Online Games or (ii) could not result in the occurrence of any liability for Online Games. The consummation of this transaction will comply, in all material respects, with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

3.11 Contracts. Except as set forth in Schedule 3.11:

(a) All contracts, agreements, franchises, license agreements, and other commitments to which Online Games is a party or by which its properties are bound and which are material to the operations or financial condition of Online Games are valid and enforceable by Online Games in all material respects;

(b) Online Games is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Online Games can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Online Games; and

(c) Except as reflected in the most recent balance sheets included in Schedule 3.04, Online Games is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Online Games is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payment sin excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Online Games or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

              3.12 Material Contract Defaults. Online Games is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Online Games, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Online Games has not taken adequate steps to prevent such a default from occurring.

3.13 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Online Games is a party or to which any of its properties or operations are subject.

3.14 Governmental Authorizations. Online Games has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Online Games of this Agreement and the consummation by Online Games of the transactions contemplated hereby.

3.15 Subsidiaries. Online Games does not own, beneficially or of record, any equity securities in any other entities other than Online Exchange, Inc. and its subsidiary The MVP Network, L.L.C.

3.16 Insurance. Online Games has insurance on the insurable properties as set forth on Schedule 3.16 in an amount which is sufficient to replace such properties. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined.

3.17 Employee Relations. Online Games has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Online Games believes that its relationship with its employees is satisfactory. Schedule 3.17 includes the names and positions of all Online Games employees and their salaries, as well as whether they have employment contracts.

3.18 Environmental, Health and Safety Matters. Online Games has not received any written notice, report or other information regarding any actual or alleged violation of environmental, health, and/or safety laws, rules or regulations, or any liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Online Games or its past or present operations. To the best of Online Games’ knowledge, Online Games has no such liabilities.

3.19 Online Games Schedules. Online Games has delivered to MVP the following schedules, which are collectively referred to as the “Online Games Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and MVP as of such date, all certified by the chief executive officer of Online Games as complete, true, and accurate:

(a) A schedule including copies of its articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

(b) A schedule containing copies of resolutions adopted by the directors of Online Games approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

(c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Online Games since the most recent Online Games balance sheet, required to be provided pursuant to Section 3.04 hereof;

(d) A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof; and

(e)  A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Online Games Schedules by Sections 3.01 through 3.19.

Online Games shall cause the Online Games Schedules and the instruments delivered to MVP hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated Online Games Schedules, certified in the same manner as the original Online Games Schedules, shall be delivered prior to and as a condition precedent to the obligation of MVP to close.

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF ONLINE GAMES

Online Games shall be bound by the terms and conditions of this Agreement provided the following conditions are complied with and satisfied by MVP at or before the Closing Date:

4.01. Forward Stock Split. After MVP obtains clearance from the U.S. Securities and Exchange Commission of a related Information Statement, MVP shall implement a 4.177 to 1 forward stock split of its issued and outstanding Common Stock, which shall be implemented at or prior to the Closing of the transactions contemplated in this Agreement. As a result of the forward split, the approximately 25,539,267 shares of MVP common stock issued and outstanding as of November 22, 2006 shall be forward split to approximately 106,677,520 shares.

4.02 Shareholder Approval; SEC Approval. After MVP obtains clearance from the U.S. Securities and Exchange Commission of a related Joint Information Statement, MVP shall implement written shareholder consent approvals, to (i) approve the transactions contemplated by this Agreement, (ii) amend MVP’s articles of incorporation to increase MVP’s authorized capitalization to 5,000,000,000 authorized shares of common stock with a par value of $0.001, and 20,000,000 shares of preferred stock with a par value of $0.001 and to provide for those other changes that are believed to be in the best interest of the MVP shareholders and that are mutually agreed to by the board of directors of MVP and Online Games; (iii) approve and implement the forward stock split contemplated in Section 4.01 hereof. In addition, this Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Online Games in the manner required by the applicable laws of the State of Nevada.

4.03 Registration Statement. MVP shall prepare and file a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering a maximum of 380,574,544 shares of MVP common stock for issuance to the Online Games shareholders pursuant to the Merger as described in Sections 1.01 and 1.03, and the registration statement shall have been declared effective by the U.S. Securities and Exchange Commission.

4.04 Accuracy of Representations. The representations and warranties made by MVP in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and MVP shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by MVP prior to or at the Closing. Online Games shall be furnished with certificates, signed by a duly authorized officer of MVP and dated the Closing Date, to the foregoing effect.

4.05 Officer’s Certificates. Online Games shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of MVP to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of MVP threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and MVP’s own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a) This Agreement has been duly approved by MVP’s board of directors and shareholders and has been duly executed and delivered in the name and on behalf of MVP by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of MVP;

(b) There have been no material adverse changes in MVP from the date of the most recent balance sheet described in section 2.04(a) up to and including the date of the certificate;

(c) All conditions required to be performed by MVP pursuant to this Agreement have been met, satisfied, or performed by MVP;

(d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by MVP have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against MVP, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of MVP, the operation of MVP, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which MVP is bound or in any way contests the existence of MVP.

4.06 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of MVP, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of MVP.

4.07 Good Standings. Online Games shall have received a certificate of good standing from the secretary of State of Nevada, dated as of the date within five days prior to the Closing Date, certifying that MVP is in good standing as a corporation in the State of Nevada.

4.08 Other Items. Online Games shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Online Games may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF MVP

The obligations of MVP under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01 Cancellation of Shares. Paul A. Schneider must agree to cancel 39,576,168 of the post-split MVP shares that he is to receive in exchange for some of his Online Games Shares immediately upon the consummation of the Merger.

5.02 Shareholder Approval; SEC Approval. After MVP obtains clearance from the U.S. Securities and Exchange Commission of a related Joint Information Statement, Online Games shall implement written shareholder consent approvals to approve the transactions contemplated by this Agreement. In addition, this Agreement and the transactions contemplated hereby shall have been approved by the shareholders of MVP in the manner required by the applicable laws of the State of Nevada.

5.03 Accuracy of Representations. The representations and warranties made by Online Games in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Online Games shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Online Games prior to or at the Closing. MVP shall be furnished with a certificate, signed by a duly authorized officer of Online Games and dated the Closing Date, to the foregoing effect.

5.04 Officer’s Certificates. MVP shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Online Games to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Online Games, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Online Games’ own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a) This agreement has been duly approved by Online Games’ board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Online Games by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Online Games;

(b) There have been no material adverse changes in Online Games from the date of the most recent balance sheet described in section 3.04(a) up to and including the date of the certificate;

(c) All conditions required to be performed by Online Games pursuant to this Agreement have been met, satisfied or performed by Online Games;

(d) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Online Games have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Online Games, wherein an unfavorable decision, ruling, or finding would have an adverse affect on the financial condition of Online Games, the operation of Online Games, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Online Games is bound or would in any way contest the existence of Online Games.

5.05 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Online Games, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Online Games.

5.06 Good Standing. MVP shall have received a certificate of good standing from the Secretary of State of Nevada, dated as of a date with five days prior to the Closing Date, certifying that Online Games is in good standing as a corporation in the State of Nevada.

5.07 Other Items. MVP shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as MVP may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01 Activities of MVP and Online Games

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by MVP and Online Games pursuant hereto or as permitted or contemplated by this Agreement, MVP and Online Games will each:

(i) Carry on its business in substantially the same manner as it has heretofore;

(ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

(vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement and except as provided herein until the Closing Date, MVP and Online Games will not:

(i) Make any change in its articles of incorporation or bylaws or effect any recapitalization;

(ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iii) Enter into any agreement for the sale of Online Games or MVP securities without the prior approval of the other party.

6.02 Access to Properties and Records. Until the Closing Date, Online Games and MVP will afford to the other party’s officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Online Games or MVP and will furnish the other party with such additional financial and other information as to the business and properties of Online Games or MVP as each party shall from time to time reasonably request.

6.03 Indemnification by Online Games. Online Games will indemnify and hold harmless MVP and its directors and officers, and each person, if any, who controls MVP within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject (i) under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Online Games expressly for use therein; (ii) as a result of any breach of or inaccuracy in any representation or warranty made by Online Games in this Agreement; or (iii) any breach of any of Online Games’ agreements or covenants in this Agreement to be performed by Online Games prior to the Closing Date; provided, however, there shall be no recovery under this Section 6.03 unless and until the aggregate amount of all claims exceeds $25,000, after which the indemnified party shall be entitled to recover only claims in excess of $25,000. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of MVP and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

          6.04. Indemnification by MVP. MVP will indemnify and hold harmless Online Games, Online Games’ directors and officers, and each person, if any, who controls Online Games within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject (i) under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by MVP expressly for use therein; (ii) as a result of any breach of or inaccuracy in any representation or warranty made by MVP in this Agreement; or (iii) any breach of any of MVP’s agreements or covenants in this Agreement to be performed by MVP prior to the Closing Date; provided, however, there shall be no recover under this Section 6.04 unless and until the aggregate amount of all claims exceeds $25,000, after which the indemnified party shall be entitled to recover only claims in excess of $25,000. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Online Games and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

6.05 The Acquisition of MVP Common Stock. MVP and Online Games understand and agree that the consummation of this Agreement including the issuance of the MVP Common Stock to Online Games Shareholders in exchange for the Online Games Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. MVP and Online Games agree that such transactions shall be consummated in reliance on registration under the U.S. federal securities laws and on registration or exemptions from the registration and prospectus delivery requirements of applicable state laws.

(a) In connection with the transaction contemplated by this Agreement, Online Games and MVP shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Online Games Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, Online Games, the Online Games Shareholders, and MVP shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as MVP or Online Games and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

6.06 Securities Filings. MVP shall be responsible for the preparation of any filings required by the Securities and Exchange Commission and for any and all filings in any jurisdiction where Online Games Shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

6.07 Sales of Securities Under Rule 144, If Applicable. Following the Closing Date:

(a) MVP will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of MVP as of the date of this Agreement that such person intends to sell any shares under Rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), MVP will certify in writing to such person that it is in compliance with the Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to MVP’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to MVP and its counsel that such transfer has complied with the requirements of Rule 144, as the case may be, MVP will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section 6.07 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

ARTICLE VII
MISCELLANEOUS

7.01 Brokers. MVP and Online Games agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, MVP and Online Games each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.02  No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party’s legal, accounting, or other adviser.

7.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

7.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:
If to MVP, to:	If to Online Games, to:

Timothy R. Smith, Vice President	Paul A. Schneider, President
MVP Network, Inc.	MVP Network Online Games, Inc.
110 No. Jefferson Ave.	110 No. Jefferson Ave.
St. Louis, MO 63103	St. Louis, MO 63103
Fax: (314) 241-0070	Fax: (314) 241-0070

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05 Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by MVP or Online Games such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

7.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

MVP NETWORK, INC.,
a Nevada corporation
By:	/s/ Paul A. Schneider

Chairman

MVP NETWORK ONLINE GAMES, INC.,
a Nevada corporation
By:	/s/ Paul A. Schneider

Chairman

MVP MERGER CORP.,
a Nevada corporation
By:	/s/ Paul A. Schneider

Chairman

STATE OF MISSOURI  )
ss.
COUNTY OF _St. Louis    )

On this 22nd day of November, 2006, personally appeared before me Paul A. Schneider, whose identity is personally known to me and who by me duly sworn, did say that he is the Chairman of each of MVP Network, Inc., MVP Network Online Games, Inc. and MVP Merger Corp., and that the foregoing agreement was signed by him on behalf of said corporations by authority of their bylaws, and said Paul A. Schneider acknowledged to me that said corporations executed the same.

_/s/ Jacqueline S. Tebbe___________________
NOTARY PUBLIC

[NOTARY SEAL]